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Exhibit 10.14

RESCISSION AGREEMENT

        THIS RESCISSION AGREEMENT ("Agreement") is made and entered into as of April 14, 2005, by and among: Aptas, Inc., a Delaware corporation ("Purchaser"); and the following parties (collectively, the "Shareholders" and, individually, a "Shareholder"): SPENCER TRASK INTELLECTUAL CAPITAL COMPANY LLC, a Delaware limited liability company("STIC"), and INTERNATIONAL BUSINESS MACHINES CORPORATION, a New York corporation ("IBM"). Certain capitalized terms used herein are defined in Exhibit A.

RECITALS

        A.    The Purchaser and the Shareholders are concurrently entering into that certain Stock Purchase Agreement of even date herewith (the "Purchase Agreement").

        B.    The obligations in the Purchase Agreement are conditioned upon the execution and delivery of this Agreement.

        C.    In connection with the transactions contemplated by the Purchase Agreement, the parties desire to enter into this Agreement in order to provide for the potential rescission of the Acquisition (as defined in the Purchase Agreement), including the purchase of the Company Shares (as defined in the Purchase Agreement) by the Purchaser from the Shareholders pursuant to the Purchase Agreement, such rescission (if elected) being intended to qualify both as a nontaxable rescission of the Acquisition, or, in the alternative, as a nontaxable distribution of the Company Shares to the Shareholders described in Section 355(a) of the Code.

AGREEMENT

Section 1.    RESCISSION

        1.1    Right of Rescission.    In the event that Purchaser does not complete its first firm commitment underwritten public offering of its common stock registered under the Securities Act on or prior to December 15, 2005, Purchaser shall have the right, at its sole option, to effect a Rescission (as defined in Section 1.4 below); provided, that, the right to effect a Rescission shall terminate concurrently with the closing of an Acquisition or Asset Transfer, as defined in Purchaser's Restated Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware. If a Rescission Notice has not been delivered on or before December 23, 2005, then this Agreement shall terminate and be of no further force and effect and all provisions, including, without limitation, the indemnity provisions hereof, shall terminate.

        1.2    Closing.    In the event that Purchaser elects to effect a Rescission, it shall provide each Shareholder with notice of such intent on or prior to December 23, 2005 (the "Rescission Notice"). Such Rescission Notice shall specify the date (the "Rescission Closing Date") for the consummation of the Rescission (the "Rescission Closing"), which Rescission Closing Date shall be no later than December 31, 2005.

        1.3    Power of Attorney.    Each Shareholder hereby irrevocably appoints Purchaser to be such Shareholder's attorney-in-fact, with full authority in the place and stead of such Shareholder and in the name of each such Shareholder or otherwise, to take any action and to execute any instrument necessary to effect the Rescission, including, without limitation:

          (a)   to transfer, on the books of the Company, the Company Shares to each of the Shareholders from whom such Company Shares were purchased in the Acquisition ("Company Share Transfer"); and

          (b)   to transfer, on the books of the Purchaser, the Consideration Shares, including any Escrow Shares (each as defined in the Purchase Agreement), from each of the Shareholders to whom such Consideration Shares were issued in the Acquisition, to the Purchaser (the "Purchaser Share Transfer").

Each Shareholder hereby acknowledges, consents and agrees that (i) the power of attorney granted pursuant to this Section 1.4 is irrevocable and coupled with an interest; and (ii) the delivery of the Company Shares to the Shareholders and the delivery of the Consideration Shares to the Purchaser shall be deemed effective on the Rescission Closing Date when the Company Share Transfer and the Purchaser Share Transfer are recorded by the Purchaser on the books of the Company and the Purchaser, respectively.

        1.4    Rescission.    On the Rescission Closing Date (the "Rescission"):

          (a)   Purchaser shall cause each of the Company Share Transfer and Purchaser Share Transfer to be reflected on the books of the Company and the Purchaser, respectively; and

          (b)   without any action on the part of any party hereto or to the Purchase Agreement, effective automatically at the Rescission Closing, (i) the Purchase Agreement shall be null and void and shall be of no further force and effect; and (ii) any Liability of the Purchaser (or its Subsidiaries or other Affiliates) with respect to the Company, including the ISx Debt, shall terminate and Purchaser (together with its Subsidiaries and Affiliates) shall have no further obligations thereunder.

        1.5    No Liabilities.    Effective at the Rescission Closing, Purchaser shall have no further obligations with respect to any Liabilities of the Company or its Subsidiaries. Without limiting the generality of the foregoing, effective at the Rescission Closing, nothing contained herein shall cause Purchaser (or its Subsidiaries or other affiliates) to retain or assume (a) any Liabilities, whether known or unknown, arising out of the conduct of the Company's business (the "Business") prior to or after the Rescission Closing Date, including any Liabilities arising out of any provision of any agreement, contract, commitment or lease of the Company or its Subsidiaries; (b) any federal, state or local income or other Tax: (i) payable with respect to the business, assets, properties or operations of the Company or its Subsidiaries or (ii) incident to or arising as a consequence of the negotiation or consummation of the Acquisition or Rescission; (c) any Liability arising prior to or after the Rescission Closing Date to any employees, agents or independent contractors of the Company or its Subsidiaries, or under any benefit arrangement with respect thereto; or (d) any Liability arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the Purchase Agreement and the transactions contemplated hereby and thereby and fees and expenses of counsel, accountants and other experts. Any payments that were made by the Purchaser (or its Subsidiaries or Affiliates), other than the Company, whether prior to or after the Rescission Closing Date with respect to any Liabilities of the Company or its Subsidiaries, including, but not limited to, payments of the type set forth in subsections (a), (b), (c) and (d) above, shall be reimbursed to the Purchaser by the Company.

        1.6    Tax Treatment.    It is intended that the transactions contemplated by this Agreement constitute either a nontaxable rescission of the Acquisition, or, in the alternative, a nontaxable distribution of the Company Shares to the Shareholders described in Section 355(a) of the Code. The parties shall use commercially reasonable efforts to cause the transactions contemplated herein to qualify for the tax treatment described in the foregoing sentence. Each Shareholder hereby acknowledges that it is relying on its own advisors concerning the Tax treatment of the transactions contemplated by this Agreement, and that Purchaser makes no representation or warranty to the Shareholders regarding the tax treatment of the transactions contemplated herein.

Section 2.    INDEMNIFICATION

        2.1    Survival.    The representation, warranties and covenants of each party to this Agreement shall survive the Rescission Closing. All of said representation, warranties and covenants shall remain in full force and effect and shall survive for an unlimited period of time.

        2.2    Indemnification by STIC.    STIC shall hold harmless and indemnify each of the Purchaser Indemnitees from and against, and shall compensate and reimburse each of the Purchaser Indemnitees for, any Damages that are directly or indirectly suffered or incurred by any of the Purchaser Indemnitees or to which any of the Purchaser Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:

          (a)   any Liability arising from the ownership or conduct of the Business prior to or after the Rescission Closing Date (including any severance or other employment related Liability of the Company), unless such Liability results from an illegal action, knowing violation of the law, intentional misconduct by the Purchaser or a breach by Purchaser of this Agreement during the period beginning with the date of this Agreement (the "Effective Date") and ending on the Rescission Closing Date;

          (b)   any Breach of any covenant of the Shareholders contained in this Agreement; or

          (c)   any Proceeding relating directly or indirectly to any Breach, alleged Breach, Liability or matter of the type referred to in clauses "(a)" or "(b)" above (including any Proceeding commenced by any Purchaser Indemnitee for the purpose of enforcing any of its rights under this Section 2).

        2.3    Indemnification by the Purchaser.    The Purchaser shall hold harmless and indemnify each of the Shareholder Indemnitees from and against, and shall compensate and reimburse each of the Shareholder Indemnitees for, any Damages that are directly or indirectly suffered or incurred by any of the Shareholder Indemnitees or to which any of the Purchaser Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:

          (a)   any Liability arising from the ownership or conduct of the Business prior to or after the Rescission Closing Date (including any severance or other employment related Liability of the Company) resulting from an illegal action, knowing violation of the law or intentional misconduct by the Purchaser during the period beginning with the Effective Date and ending on the Rescission Closing Date;

          (b)   any Breach of any covenant of the Purchaser contained in this Agreement; or

          (c)   any Proceeding relating directly or indirectly to any Breach, alleged Breach, Liability or matter of the type referred to in clauses "(a)" or "(b)" above (including any Proceeding commenced by any Shareholder Indemnitee for the purpose of enforcing any of its rights under this Section 2).

Section 3.    TAX MATTERS

        The following provisions shall govern the allocation of responsibility as between Purchaser and STIC for certain tax matters following the Rescission Closing Date:

        Section 3.1    Tax Indemnification.    Without duplication of amounts collected under Section 2, in the event the Purchaser elects to rescind the Acquisition pursuant to this Agreement, STIC shall hold harmless and indemnify each of the Purchaser Indemnitees from and against, and shall compensate and reimburse each of the Purchaser Indemnitees for, any Damages relating to Taxes resulting from the

Rescission transactions contemplated in this Agreement, including, without limitation, any Tax liability of any Purchaser Indemnitee, any reduction in any loss carryforward, Tax credit, Tax deduction or similar Tax asset of any Purchaser Indemnitee, and any reduction in any Tax refund of any Purchaser Indemnitee.

        Section 3.2    Consistent Tax Reporting.    In the event the Purchaser elects to rescind the Acquisition pursuant to this Agreement, each of the Purchaser and the Shareholders agrees to report (and STIC shall cause the Company to report) the Rescission for all Tax purposes in a manner consistent with the Purchaser's treatment of the Rescission for Tax purposes, which shall, in Purchaser's discretion, be either as (a) a nontaxable rescission of the Acquisition or (b) a nontaxable distribution described in Section 355 of the Code, or both, provided however that, (x) if Purchaser delivers to the Shareholders an opinion of counsel or a public accounting firm to the effect that the Rescission should be treated as a taxable distribution, Purchaser may treat the Rescission as a taxable distribution or (y) if a Shareholder delivers to Purchaser an opinion of counsel or a public accounting firm to the effect that the Rescission should be treated as a taxable distribution, such Shareholder may treat the Rescission as a taxable distribution. Purchaser shall inform the Shareholders in writing as to the Tax treatment of the Rescission (and, if applicable, deliver such opinion) as soon as practicable after the Rescission Closing Date. Neither the Purchaser nor the Shareholders shall take any position (and STIC shall cause the Company not to take any position) inconsistent with such designated Tax treatment (whether on an original Tax Return or an amended Tax Return) on any Tax Return or financial statement unless required by a Final Determination. At the request of the Purchaser, the Shareholders shall promptly provide a certificate from an authorized officer certifying that such Shareholder has complied with the provisions of this Section 3.2 in filing applicable tax returns.

        Section 3.3    Cooperation in Tax Matters.    Each of the Shareholders and Purchaser shall cooperate with (and cause their respective affiliates to cooperate with) the other party in preparing any Tax Returns or reports which such other party is responsible for preparing and filing after the Rescission and STIC shall cause the Company to cooperate with Purchaser in preparing and filing Purchaser's Tax Returns after the Rescission, in each case solely for the tax year in which the Rescission took place.

        Section 4.    Conduct of the Purchaser.    Except with the consent of STIC, from the Effective Date to the Rescission Closing Date, the Purchaser shall ensure that:

          (a)   the Company conducts its operations in the ordinary course of business and in substantially the same manner as such operations have been conducted prior to the Effective Date and shall not transfer or dispose of any material intellectual property right;

          (b)   the Company does not incur or assume any Liability or make payments with respect to Liabilities of the Company, except for (i) obligations related to the ISx Debt and (ii) current Liabilities incurred in the ordinary course of business, including but not limited to ordinary course vendor and supplier financing, non-debt obligations pursuant to customer contracts and strategic partnerships, payroll and other employment and benefit related obligations and obligations to the Company's service providers; and

          (d)   the Company does not make effect any redemption, repurchase, payment of dividends or other distributions with respect to the outstanding shares of capital stock.

Section 5.    IBM CONTRIBUTION TO INDEMNIFICATION BY STIC.    In the event that STIC satisfies any Damages assessed pursuant to Sections 2.2 or 3.1, IBM shall pay to STIC an amount equal to five percent (5%) of such Damages ("IBM's Portion") by transferring shares of common stock of the Company owned by IBM to STIC having a value equal to IBM's Portion. For purposes of IBM's obligations pursuant to this Section 5, the value per share of the Company's common stock shall be equal to $0.335 per share. Nowithstanding anything to the contrary set forth herein, all of IBM's obligations under this Section 5 shall be satisfied exclusively by the transfer of shares of the Company's common stock owned by IBM to STIC.

Section 6.    MISCELLANEOUS PROVISIONS

        6.1    Amendment.    This Agreement may not be amended except by an instrument in writing signed on behalf of Purchaser and the Shareholders. Notwithstanding the foregoing, the provisions of Section 3.1 may be amended only with the written consent of Purchaser and STIC.

        6.2    Waiver.    No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

        6.3    Entire Agreement; Counterparts; Exchanges by Facsimile.    This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

        6.4    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. Each of the parties irrevocably waives the right to trial by jury.

        6.5    Attorneys' Fees.    In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties under this Agreement, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

        6.6    Assignability.    This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the Shareholder's rights or obligations hereunder may be assigned or delegated by the Shareholders without the prior written consent of Purchaser, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any Shareholder without Purchaser's prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than: (a) the parties hereto; and (b) the Indemnitees to the extent of their respective rights pursuant to Sections 2 and 3) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        6.7    Notices.    Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service or by facsimile to the address or facsimile telephone number set forth beneath the name of such party below

(or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

  if to Purchaser:

    Aptas, Inc.
    1517 Blake Street
    Second Floor
    Denver, CO 80202
    Attention: Perry Evans, Chief Executive Officer
    Facsimile: (303) 572-1123

  with a copy to:

    Cooley Godward LLP
    380 Interlocken Crescent
    Suite 900
    Broomfield, CO 80021
    Attention: Brent D. Fassett, Esq.
    Facsimile: (720) 566-4099

  if to STIC:

    Spencer Trask Intellectual
    Capital Company LLC
    535 Madison Avenue
    18th Floor
    New York, NY 10022
    Attention: Bruno Lerer
    Facsimile: (212) 829-4453

  if to IBM:

    International Business Machines Corporation
    New Orchard Road
    Armonk, NY 10504
    Attention: Hyman Buchwald
    Facsimile: (914) 499-6006

        6.8    Cooperation.    The Shareholders agree to cooperate fully with Purchaser and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Purchaser to evidence or reflect the transactions contemplated herein and to carry out the intent and purposes of this Agreement.

        6.9    Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

        6.10    Construction.    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation." Except as otherwise indicated, all references in this Agreement to "Sections," "Exhibits" and "Schedules" are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement. The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

        6.11    Legend.    Each certificate representing Consideration Shares shall be stamped or otherwise imprinted with a legend substantially similar to the following:

    THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN RESCISSION AGREEMENT BY AND BETWEEN THE STOCKHOLDER AND THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

[Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

PURCHASER:
APTAS, INC., a Delaware corporation
By:	/s/ PERRY EVANS Perry Evans President and Chief Executive Officer
SHAREHOLDERS:
SPENCER TRASK INTELLECTUAL CAPITAL COMPANY LLC,
By:	/s/ KEVIN KIMBERLIN
Name: Kevin Kimberlin Title:
INTERNATIONAL BUSINESS MACHINES CORPORATION, a New York corporation
By:	/s/ DAVID JOHNSON
Name: David Johnson Title: Vice President

Exhibit A
Certain Definitions

        Affiliate.    "Affiliate" shall mean any Person under common control with the Purchaser, within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder, excluding the Company.

        Affiliated Group.    "Affiliated Group" means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).

        Business.    "Business" shall have the meaning set forth in Section 1.5 of the Agreement.

        Code.    "Code" means the Internal Revenue Code of 1986, as amended.

        Company.    "Company" shall mean Information Services Extended, Inc., a Delaware corporation.

        Company Share Transfer.    "Company Share Transfer" shall have the meaning set forth in Section 1.3(a) of the Agreement.

        Damages.    "Damages" shall mean any loss, damage, injury, decline in value, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature, net of any actual cash insurance recoveries or recoveries from any third parties (it being understood that there shall be no obligation on the part of any party hereto to seek an insurance or third party recovery).

        Effective Date.    "Effective Date" shall have the meaning set forth in Section 2.2(a) of the Agreement.

        Entity.    "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

        Final Determination.    "Final Determination" shall mean, with respect to any Tax, any final determination of liability in respect of such Tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise, including but not limited to the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations.

        ISx Debt.    "ISx Debt" shall mean the aggregate indebtedness evidenced by that certain Amended and Restated Secured Convertible Promissory Note, issued by the Company to Kevin Kimberlin Partners, L.P. on the date hereof, in the principal amount of $14,764,285.39.

        Governmental Body.    "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization.

        IBM's Portion.    "IBM's Portion" shall have the meaning set forth in Section 5 of the Agreement.

        Liability.    "Liability" shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

        Person.    "Person" shall mean any individual, Entity or Governmental Body.

        Purchaser Indemnitees.    "Purchsaer Indemnitees" shall mean (a) the Purchaser, (b) the Purchaser's current and future affiliates; (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b); and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above; provided, however, that the Shareholders and the Company shall not be deemed to be "Purchaser Indemnitees".

        Proceeding.    "Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.

        Purchase Agreement.    "Purchase Agreement" shall have the meaning set forth in Recital A of the Agreement.

        Purchaser Share Transfer.    "Purchaser Share Transfer" shall have the meaning set forth in Section 1.3(b) of the Agreement.

        Representatives.    "Representatives" shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

        Rescission.    "Rescission" shall have the meaning set forth in Section 1.4 of the Agreement.

        Rescission Closing.    "Rescission Closing" shall have the meaning set forth in Section 1.2 of the Agreement.

        Rescission Closing Date.    "Rescission Closing Date" shall have the meaning set forth in Section 1.2 of the Agreement.

        Rescission Notice.    "Rescission Notice" shall have the meaning set forth in Section 1.2 of the Agreement.

        Securities Act.    "Securities Act" shall mean the Securities Act of 1933, as amended.

        Shareholder Indemnitees.    "Shareholder Indemnitees" shall mean (a) the Shareholders, (b) each of the Shareholder's current and future affiliates; (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b); and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above; provided, however, that the Purchaser shall not be deemed to be a "Shareholder Indemnitee".

        Subsidiary.    An entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity's board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity; provided, that, the Company shall not be deemed a Subsidiary of the Purchaser for purposes of this Agreement.

        Tax.    "Tax" shall mean (A) any federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty, addition to tax or interest), imposed, assessed or collected by or under the authority of any Governmental Body, (B) any liability for the payment of any amounts of the type described in clause (A) arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (C) liability for the payment of any amounts of the type described in clause (A) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other person.

        Tax Return.    "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

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